FORM 4                Securities and Exchange Commission
                           Washington, DC 20549

                 Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940


1.   Name and Address of Reporting Person  5. If Amendment, Date of Original

   Shatsoff      Lawrence        --          ------------------------------
   ------------------------------------
   (Last)          First        Middle

   39 Hansen Farm Road                     6. Relationship of Reporting
   ------------------------------------      Person(s) to Issuer
                 (Street)                    (Check all applicable)
                                             _X  Director    __ 10% Owner
   North Haven     CT          06473         _X  Officer     __ Other (Specify
   ------------------------------------          (title)               below)
   (City)         (State)        (Zip)       V.P.- COO
                                             __________

2.   Issuer Name and Trading Symbol          7. Individual or Joint/Group
                                                 Filing
                                             _X Form filed by One Reporting
   DCI Telecommunications, Inc. DCTC             Person
   ------------------------------------      __ Form filed by More than One
                                                 Reporting Person
3. IRS Identification Number of Reporting
    Person, if an entity (Voluntary)

4.   Statement for Month/Year

      March/1999
   ---------------
_____________________________________________________________________________

Table I - Non-Derivative Securities Acuired, Disposed of, or Beneficially
             Owned

1. Title   2. Trans-  3.Trans- 4.Securities   5.Amount     6.Owner- 7.Nature
   of         action    action   Acquired (A)  of            ship     of
   Security   Date      Code     or Disposed   Securities    Form:   Indirect
              (Month/            of (D)        Beneficially  Direct   Benef-
                Day/                           Owned at      or       cial
               Year)                           End of        Indirect Owner-
                                               Month                   ship

DCI Telecom.
 Common
 Stock       3/17/99     M        50,000 (A)  122,199 shares    D       --
-----------  -------   -------  ------------  -----------    -------- ------

-----------  -------   -------  ------------  -----------    -------- ------

-----------  -------   -------  ------------  -----------    -------- ------

Table II - Derivative Securities Accuired, Disposed of, or Beneficially Owned
             (e.g. puts, calls, warrants, options, convertible securities)

1.Title of      2.Conver-   3.Trans-  4. Trans- 5.Number of  6. Date
  Derivative      sion or     action     Code    Deriva-       Exer-
  Security        Exercise    date               tive          cisable
                  Price of                       Secur-        and
                  Deri-                          ities         Expir-
                  vative                         Acquired      ation
                  Security                       or            Date
                                                 Disposed
                                                 Of

                                       Cod  V   (A)  (D)      Exer  Expire

 Options          $0.1875   3/17/99     X   --   --  50000     --     --
----------------  -------   -------    --- ---   --- -----    ----   -----

                                                             8/2/96
                                                             thru
 Options          $0.1875      --       --  --    --   --    8/23/96  4/12/01
----------------  -------    ------    --- ----  ---  ----    ------ ------
 Options          $1.375       --       --  --    --   --    6/16/97  6/16/02
----------------  -------    ------    --- ----  --- ------  ------- -------
 Options          $1.75        --       --  --    --   --    9/8/97  9/8/02
----------------  -------    ------    --- ----  --- ------- ------- -------

Table II - Derivative Securities Accuired, Disposed of, or Beneficially Owned
             (e.g. puts, calls, warrants, options, convertible securities)

7.Title      8. Price    9. Number    10. Owner-     11. Nature
  & Amount      of          of            ship           of
  of            Deriv-      Deriv-        Form           Indirect
  Underlying    ative       ative         of             Benefi-
  Securities    Security    Secur-        Deriv-         Owner-
                            Ities         ative          ship
                            Bene-         Secur-
                            Ficially      ity
                            Owned at      Direct
                            End of        or
                            Month         Indirect

  Common         --           --            -              -
-------------  -------      ------        ------         ------
  Common         --         250,000         D              -
-------------  -------      -------       ------         ------
  Common         --          54,545         D              -
-------------  -------      -------       ------         ------
  Common         --         100,000         D              -
-------------  -------      -------       ------         ------


Explanation of Responses:

All options represent the right to purchase DCI common shares.

                                        Lawrence Shatsoff          3/17/99
                                        _____________________     _________
                                        Signature of Reporting       Date
                                         Person